Exhibit 3.1

CERTIFICATE OF RETIREMENT

OF
CLASS B COMMON STOCK
OF

SEER, INC.

Pursuant to Section 243(b) of the General Corporation Law of the State of Delaware

Seer, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. Article IV of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”), provides, among other things, that the total number of shares of all classes of stock that the Corporation shall have authority to issue is 105,000,000, consisting of (i) 5,000,000 shares of Preferred Stock, par value $0.00001 per share, (ii) 94,000,000 shares of Class A Common Stock, par value $0.00001 per share (“Class A Common Stock”), and (iii) 6,000,000 shares of Class B Common Stock, par value $0.00001 per share (“Class B Common Stock”).

2. All outstanding shares of Class B Common Stock have been automatically converted (the “Conversion”) into shares of Class A Common Stock pursuant to the provisions of Part A, Section 3.4 of Article IV of the Certificate.

3. Part A, Section 3.5 of Article IV of the Certificate provides that, following the Conversion, the reissuance of the shares of Class B Common Stock converted into Class A Common Stock is prohibited, and such shares shall be retired in accordance with Section 243 of the General Corporation Law of the State of Delaware (the “DGCL”) and the filing with the Secretary of State of the State of Delaware required thereby.

4. The Board of Directors of the Corporation has adopted resolutions retiring 5,865,732 shares of Class B Common Stock, constituting all of the shares of Class B Common Stock that were issued but not outstanding following the Conversion.

5. Accordingly, pursuant to the provisions of Section 243(b) of the DGCL and upon the effectiveness of this Certificate of Retirement, the Certificate shall be amended so as to (a) reduce the total number of authorized shares of the capital stock of the Corporation by 5,865,732, such that the total number of authorized shares of the Corporation shall be 99,134,268, and (b) reduce the number of authorized shares of Class B Common Stock by 5,865,732, such that the number of authorized shares of Class B Common Stock shall be 134,268.

IN WITNESS WHEREOF, Seer, Inc. has caused this Certificate of Retirement to be executed, acknowledged and filed by its duly authorized officer as of December 12, 2025.

By: /s/ Omid Farokhzad

Omid Farokhzad, M.D.

Chief Executive Officer and Chair of the Board of Directors